Exhibit 99.1

Startek Completes Transaction to Sell Interest in Contact Center Company

Startek to Prepay Debt of Approximately $55 Million from the Net Proceeds of the Transaction to

Further Improve Balance Sheet

Denver, CO – April 3, 2023 – Startek, Inc. (NYSE: SRT) ("Startek" or the "Company"), a global customer experience (CX) solutions provider, has completed the divestiture of its interest in Contact Center Company (CCC) to Arabian Internet and Communications Services Company (Solutions).

Effective today, Solutions has acquired 51% Startek stake in Contact Center Company (CCC) for an enterprise value of approximately $61.5 million. Solutions will also acquire the remaining 49% stake from the Company’s joint venture partner, Saudi Telecom Company (STC). Startek plans to use $55 million from the net proceeds to reduce its debt and improve its balance sheet. With this strategic move, Startek aims to concentrate on enhancing its operations across its core business segments and key geographies.

Bharat Rao, CEO, Startek, said, “This transaction significantly improves our balance sheet to the strongest we’ve seen it in five years. Looking forward, we are excited to be able to place an even greater emphasis on investing into our three strategic pillars – sales, digital and technology – to further expand our best-in-class CX solutions.”

"I would also like to express my gratitude to STC and its leadership for their commitment during our 12-year partnership. With STC's support, we were able to offer premier CX solutions to numerous businesses in the Kingdom of Saudi Arabia. We take pride in the accolades we received during this venture,” continued Rao. “We believe Solutions is taking stake in a great asset and wish them the best going forward."

About Startek®

For more than 35 years, Startek has delivered customer experience (CX) excellence for the world’s leading brands. Spread across 12 countries, our 36,000 associates create memorable, personalized experiences in both voice and non-voice channels. Our clients span from fortune 500s to fast-growing startups in a diverse range of industries including cable, media and telecom; travel and hospitality; retail and e-commerce and banking and financial services. By creating closer connections, Startek delivers value for our clients, opportunity for our people and sustainable growth for our shareholders.

To learn more visit www.startek.com and follow us on LinkedIn @Startek.

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